                               JOHN HANCOCK TRUST
              AMENDMENT TO AMENDED AND RESTATED ADVISORY AGREEMENT

     AMENDMENT (the "Amendment") made this 14th day of December, 2005, to the Amended and Restated Advisory Agreement dated January 1, 1996, as amended and restated May 1, 1999, as amended, between John Hancock Trust (formerly, Manufacturers Investment Trust), a Massachusetts business trust (the "Trust") and John Hancock Investment Management Services, LLC (formerly, Manufacturers Securities Services, LLC), a Delaware limited liability company ("JHIMS" or the "Adviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.   CHANGES TO APPENDIX A

Appendix A to this Agreement is amended to reflect the addition of new portfolios to the Trust as noted in the Amendment (collectively, the "Portfolios").

2.   EFFECTIVE DATE

This Amendment shall become effective with respect to each Portfolio on the later of:

(i)  the date of its execution,

(ii) approval by the Board of Trustees of the Trust of the Amendment, and

(iii) if applicable, the date of the meeting of shareholders (or sole shareholder, if applicable) of the Portfolio called for the purpose of voting on the Amendment, at which meeting the Amendment shall have been approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940, as amended) of the Portfolio.

JOHN HANCOCK TRUST


By:
    -------------------------------


JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC

By: JOHN HANCOCK  LIFE INSURANCE COMPANY (U.S.A.),
    ITS MANAGING MEMBER


By:
    -------------------------------

                                   APPENDIX A

     The Adviser shall serve as investment adviser for each Portfolio of the Trust listed below. The Trust will pay the Adviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the "Adviser Fee"). The Adviser Fee for each Portfolio is stated as an annual percentage of the current value of the net assets of the Portfolio. The Adviser Fee, which is accrued daily and payable daily, is calculated for each day by multiplying the daily equivalent of the annual Adviser Fee for a Portfolio by the value of the net assets of the Portfolio at the close of business on the previous business day of the Trust.

     If, with respect to any Portfolio, this Agreement becomes effective or terminates before the end of any month, the Adviser Fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

                         ALL ASSET LEVELS
                         ----------------
Bond Index Trust A             0.47%
Index Allocation Trust         0.05%


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